Exhibit 99.1

Concho Resources Inc. Reports Second Quarter 2009 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--August 3, 2009--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three months and six months ended June 30, 2009. Highlights for the three and six months ended June 30, 2009 include:

  Production of 2.7 million barrels of oil equivalents (“MMBoe”) for the three months ended June 30, 2009, an 88% increase over the second quarter of 2008 and a 9% increase over the first quarter of 2009
  Proved reserves increased to 154.5 MMBoe, up 13% from year-end 2008
  Reserve replacement ratio1 of 428% for the first six months of 2009
  Second quarter net loss of $33.2 million, or $0.39 per share; after adjusting for certain non-cash items, adjusted net income (non-GAAP) would have been $29.4 million, or $0.34 per diluted share, for the second quarter of 20092
  Second quarter EBITDAX of $113.9 million, up 18% from the same period in 20083

1 The Company uses the reserve replacement ratio as an indicator of the Company's ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

2 The Company believes that this information may be useful to investors who follow the practice of some industry analysts who make adjustments to exclude certain non-cash items when calculating earnings per share and cash flow from operating activities. For an explanation of how the Company calculates and uses adjusted net income (non-GAAP) and cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP) and a reconciliation of (i) net income (loss) (GAAP) to adjusted net income (non-GAAP) and (ii) cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP), please see "Supplemental non-GAAP financial measures" below.

3 For an explanation of how the Company calculates and uses EBITDAX and a reconciliation of net income (loss) to EBITDAX, please see "Supplemental non-GAAP financial measures" below.

Production for the second quarter of 2009 totaled 2.7 MMBoe (1.8 million barrels of oil (“MMBbls”) and 5.4 billion cubic feet of natural gas (“Bcf”)), an increase of 88% as compared to 1.5 MMBoe (0.9 MMBbls and 3.3 Bcf) produced in the second quarter of 2008. For the first six months of 2009, production totaled 5.2 MMBoe (3.5 MMBbls and 10.4 Bcf), representing an 83% increase over the 2.9 MMBoe (1.8 MMBbls and 6.5 Bcf) produced in the first six months of 2008. Pro forma for the Company’s July 2008 acquisition of Henry Petroleum LP and certain of its affiliates, the second quarter of 2009 and first six months of 2009 production increased 43% and 39%, respectively, over the comparable periods of 2008.

As of July 1, 2009, the Company estimated that its total proved reserves were 154.5 MMBoe (57% proved developed) utilizing a WTI posted oil price of $66.25 per barrel and a Henry Hub spot market natural gas price of $3.72 per MMBtu. The Company's estimate of its total proved reserves as of July 1, 2009 is based on the Company's internal reserve analysis and has not been prepared by, reviewed or audited by the Company's independent petroleum engineers. This total represents a 13% increase from year-end 2008 total proved reserves of 137.3 MMBoe (56% proved developed). The reserve estimate as of July 1, 2009 would have been reduced by approximately 3.5 MMBoe had the Company utilized year-end 2008 SEC pricing consisting of a WTI posted oil price of $41.00 per barrel and a Henry Hub spot market natural gas price of $5.71 per MMBtu.

Timothy A. Leach, Concho's Chairman, CEO and President commented, “The Company’s significant production and reserve growth through the first six months of 2009 continues to validate our efforts in both of our core areas. During the second quarter of 2009, we continued to see improvements in capital efficiency and operating costs, and these improvements coupled with higher oil prices have positioned Concho well at the current point in the cycle. For the second half of 2009, we plan to increase activity levels in both of our core areas and in the Lower Abo, which should be supported by increasing cash flow based on current prices and production levels.”

For the three months ended June 30, 2009, the Company reported a net loss of $33.2 million, or $0.39 per diluted share, as compared to a net loss of $14.4 million, or $0.19 per diluted share, for the three months ended June 30, 2008. EBITDAX (defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income (including interest income, gathering income and rental income) increased to $113.9 million in the second quarter of 2009, as compared to $96.1 million in the second quarter of 2008.

The Company’s second quarter of 2009 results were impacted by several non-cash items. These non-cash items, recorded in the second quarter of 2009, included a $105.9 million non-cash mark-to-market unrealized loss on commodity and interest rate derivatives, a $4.5 million impairment of long-lived assets, and $0.5 million of leasehold abandonments. Excluding these items and their tax impact second quarter of 2009 adjusted net income would have been $29.4 million, or $0.34 per diluted share. Excluding similar non-cash items and their tax impact from the second quarter of 2008, adjusted net income would have been $40.9 million, or $0.53 per diluted share. For a description of the use of adjusted net income (non-GAAP), see footnote 2 above. For a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP) for the three and six month periods ended June 30, 2009 and 2008, please refer to the attached tables.

The Company’s cash flow from operating activities (GAAP) for the six months ended June 30, 2009 was $118.2 million as compared to $162.9 million for the six months ended June 30, 2008. Cash flow from operating activities for the six months ended June 30, 2009, adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP) was $179.7 million which is a 23% increase over the comparable period of 2008, which totaled $146.6 million. For a description of the use of cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP), please see footnote 2 above. For a reconciliation of cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP) for the six month periods ended June 30, 2009 and 2008, please refer to the attached tables.

For the three months ended June 30, 2009, the Company received cash receipts for settlements on derivatives contracts not designated as hedges of $24.3 million, and the non-cash mark-to-market unrealized loss for the derivatives contracts not designated as hedges was $105.9 million. This is compared to cash payments of $12.4 million on derivatives contracts not designated as hedges and a $90.1 million non-cash mark-to-market unrealized loss on contracts not designated as hedges for the three months ended June 30, 2008. To better understand the impact of the Company’s derivatives positions and their impact on the second quarter statement of operations, please see the “summary production and price data” table at the end of this press release.

Operating revenues for the second quarter of 2009 decreased 7% when compared to the second quarter of 2008, despite the 88% increase in production. This decrease is attributable to the 54% decrease in the Company’s realized oil price and the 62% decrease in the Company’s realized natural gas price in the second quarter of 2009 compared to the same period in 2008.

Impairments of long-lived assets increased to $4.5 million in the second quarter of 2009 as compared to $0.05 million in the second quarter of 2008. This increase was primarily the result of lower commodity prices and their effect on the resulting recoverability of the carrying value of certain non-core natural gas properties in Eddy and Lea Counties, New Mexico at the end of the second quarter 2009 as compared to the second quarter of 2008.

General and administrative expense (“G&A”) for the quarter ended June 30, 2009 totaled $14.2 million. Recurring cash G&A for the quarter totaled $9.2 million, stock-based compensation (non-cash) totaled $2.2 million, and the remaining $2.8 million was attributable to amounts owed to certain employees which are to be paid over a two year period that commenced on July 31, 2008 under the terms of the Henry Petroleum purchase agreement.

Operations

For the six months ended June 30, 2009, the Company commenced the drilling of or participated in a total of 147 gross wells (130 operated), of which 112 had been completed as producers, 33 of which were in progress and two of which were unsuccessful at June 30, 2009. On the Company’s New Mexico Shelf assets, the original 2009 operating plan projected the drilling of 69 gross wells in the first six months of 2009, but due to increased drilling efficiencies, the Company was able to drill 88 wells in the first six months of 2009. Currently, the Company is operating twelve drilling rigs, all in the Permian Basin; seven of these rigs are drilling Yeso wells in the New Mexico Permian, four of these rigs are drilling Wolfberry wells in the Texas Permian, and one rig is drilling Lower Abo wells in New Mexico.

New Mexico Permian

For the three months ended June 30, 2009, the Company drilled 49 wells (47 operated) on its New Mexico Permian assets, with a 100% success rate on the 29 wells that had been completed by June 30, 2009.

Texas Permian

For the three months ended June 30, 2009, the Company drilled seventeen wells (sixteen operated) on its Texas Permian assets, with a 75% success rate on the eight wells (both dry holes were deeper opportunities targeting the Strawn interval) that had been completed by June 30, 2009.

Lower Abo and Bakken Oil Plays

In early July, the Company reinitiated its operated drilling program in the Lower Abo oil play. The Company currently plans to keep one rig running in this play for the remainder of 2009. During the second quarter and into the third quarter of 2009, the Company has continued to add to its Lower Abo acreage position and as of the end of July the Company’s acreage position in the Lower Abo oil play totaled 31,620 gross (28,257 net) acres.

In addition, the Company participated in six Bakken wells during the quarter ended June 30, 2009. In total, the Company has participated as a non-operator in 37 Bakken wells in North Dakota.

Updated 2009 Capital Budget and Guidance

The Company now estimates that its annual 2009 production will total approximately 10.6 MMBoe compared to the Company’s most recent guidance of approximately 9.7 MMBoe. Additionally, the Company currently estimates that its direct operating expense will average $6.20 - $6.50 per Boe for 2009 vs. previous guidance of $6.90 - $7.40 per Boe. Due to increased production and commodity prices, the Company now estimates that its capital spending for 2009 will approximate $400 million, as compared to most recent guidance of approximately $300 million. This increase in planned capital spending for the remainder of 2009 is the result of increasing activity levels in both of the Company’s core areas of operations for the second half of 2009; specifically the Company plans to be running eight operated rigs on its New Mexico Permian assets (seven in the Yeso and one in the Lower Abo) and nine operated rigs in the Wolfberry play in Texas Permian by year-end 2009.

2010 Preliminary Capital Expenditures

The Company’s preliminary capital expenditure estimate for 2010, based on current capital costs, is a range of $460 to $480 million, which contemplates a continuation in 2010 of the Company’s drilling activity level at the end of 2009. At this level of capital spending, the Company currently estimates that its production for 2010 would total approximately 12.5 MMBoe. Substantially all of this capital spending will be funded with internally generated after tax cash flow assuming (i) a NYMEX crude oil price of $70 per barrel and a NYMEX natural gas price of $4 per Mcf for the Company’s unhedged production and (ii) that the Company produces 12.5 MMBoe. The Company intends to aggressively monitor both the direction of commodity prices and the costs of goods and services, and plans to provide more detailed 2010 operating plan guidance in November 2009 after its Board of Directors has reviewed and approved its 2010 capital budget.

Derivative Update

During the second quarter and early into the third quarter, the Company has continued to add to its derivative positions. For the remainder of 2009, the Company has 2.5 MMBbls of oil and 5.0 Bcf of natural gas hedged. For 2010, the Company currently has 3.9 MMBbls of oil and 8.4 Bcf of natural gas hedged. Please refer to the attached tables for more detailed information about our current hedge position.

Conference Call Information

The Company will host a conference call on Tuesday, August 4, 2009 at 10:00 a.m. Central Time to discuss second quarter 2009 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing 866-713-8563 (passcode: 76322946). A replay of the conference call will be available on the Company’s website or by dialing 888-286-8010 (passcode: 20018421).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, , our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc. Consolidated Balance Sheets Unaudited

	June 30,	December 31,
(in thousands, except share and per share data)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$3,081	$17,752
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	58,430	48,793
Joint operations and other	73,992	92,833
Related parties	174	314
Derivative instruments	26,272	113,149
Prepaid costs and other	5,330	5,942
Total current assets	167,279	278,783
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	2,885,275	2,693,574
Accumulated depletion and depreciation	(413,252)	(306,990)
Total oil and natural gas properties, net	2,472,023	2,386,584
Other property and equipment, net	15,143	14,820
Total property and equipment, net	2,487,166	2,401,404
Deferred loan costs, net	13,988	15,701
Inventory	27,158	19,956
Intangible asset, net - operating rights	37,319	37,768
Noncurrent derivative instruments	31,438	61,157
Other assets	451	434
Total assets	$2,764,799	$2,815,203
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$15,837	$7,462
Related parties	1,352	312
Other current liabilities:
Bank overdrafts	2,628	9,434
Revenue payable	31,262	22,286
Accrued and prepaid drilling costs	111,172	154,196
Derivative instruments	15,731	1,866
Deferred income taxes	3,300	37,205
Other current liabilities	38,149	38,057
Total current liabilities	219,431	270,818
Long-term debt	660,000	630,000
Noncurrent derivative instruments	17,656	-
Deferred income taxes	565,217	573,763
Asset retirement obligations and other long-term liabilities	12,940	15,468
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 85,529,591 and 84,828,824
shares issued at June 30, 2009 and December 31, 2008, respectively	86	85
Additional paid-in capital	1,020,060	1,009,025
Retained earnings	269,726	316,169
Treasury stock, at cost; 9,341 and 3,142 shares at June 30, 2009 and December 31, 2008,
respectively	(317)	(125)
Total stockholders’ equity	1,289,555	1,325,154
Total liabilities and stockholders’ equity	$2,764,799	$2,815,203

Concho Resources Inc. Consolidated Statements of Operations Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Operating revenues:
Oil sales	$101,511	$95,408	$166,485	$171,226
Natural gas sales	25,821	41,975	46,849	72,868
Total operating revenues	127,332	137,383	213,334	244,094
Operating costs and expenses:
Oil and natural gas production	25,817	21,979	50,583	38,874
Exploration and abandonments	1,424	723	7,419	3,464
Depreciation, depletion and amortization	52,402	22,010	103,150	43,294
Accretion of discount on asset retirement obligations	301	148	579	301
Impairments of long-lived assets	4,499	53	8,555	69
General and administrative (including non-cash stock-based
compensation of $2,188 and $1,730 for the three months ended
June 30, 2009 and 2008, respectively, and $4,113 and $3,029 for
the six months ended June 30, 2009 and 2008, respectively)	14,172	8,586	25,918	16,266
Bad debt expense	-	1,799	-	1,799
Ineffective portion of cash flow hedges	-	(356)	-	(920)
Loss on derivatives not designated as hedges	81,606	102,456	86,652	119,634
Total operating costs and expenses	180,221	157,398	282,856	222,781
Income (loss) from operations	(52,889)	(20,015)	(69,522)	21,313
Other income (expense):
Interest expense	(6,200)	(3,885)	(10,570)	(9,500)
Other, net	180	311	(148)	1,331
Total other expense	(6,020)	(3,574)	(10,718)	(8,169)
Income (loss) before income taxes	(58,909)	(23,589)	(80,240)	13,144
Income tax (expense) benefit	25,691	9,169	33,797	(5,199)
Net income (loss)	$(33,218)	$(14,420)	$(46,443)	$7,945
Basic earnings per share:
Net income (loss) per share	$(0.39)	$(0.19)	$(0.55)	$0.11
Weighted average shares used in basic earnings per share	84,799	75,665	84,665	75,569
Diluted earnings per share:
Net income (loss) per share	$(0.39)	$(0.19)	$(0.55)	$0.10
Weighted average shares used in diluted earnings per share	84,799	75,665	84,665	77,034

Concho Resources Inc. Consolidated Statements of Cash Flows Unaudited

	Six Months Ended June 30,
(in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(46,443)	$7,945
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	103,150	43,294
Impairments of long-lived assets	8,555	69
Accretion of discount on asset retirement obligations	579	301
Exploration expense, including dry holes	6,294	1,147
Non-cash compensation expense	4,113	3,029
Bad debt expense	-	1,799
Deferred income taxes	(39,799)	4,504
(Gain) loss on sale of assets	191	(777)
Ineffective portion of cash flow hedges	-	(920)
Loss on derivatives not designated as hedges	86,652	119,634
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income	-	222
Other non-cash items	1,686	558
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(18,401)	(12,003)
Prepaid costs and other	612	793
Inventory	(6,786)	(7,243)
Accounts payable	9,415	(10,209)
Revenue payable	8,976	7,718
Other current liabilities	(562)	3,087
Net cash provided by operating activities	118,232	162,948
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(223,283)	(122,757)
Additions to other property and equipment	(2,014)	(4,017)
Proceeds from the sale of oil and natural gas properties and other assets	1,004	1,034
Settlements received (paid) on derivatives not designated as hedges	61,465	(16,387)
Net cash used in investing activities	(162,828)	(142,127)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	211,650	13,000
Payments of long-term debt	(181,650)	(39,500)
Exercise of stock options	3,931	2,373
Excess tax benefit from stock-based compensation	2,992	2,146
Proceeds from repayment of employee notes	-	333
Payments for loan origination costs	-	(1,001)
Purchase of treasury stock	(192)	(125)
Bank overdrafts	(6,806)	3,245
Net cash provided by (used in) financing activities	29,925	(19,529)
Net increase (decrease) in cash and cash equivalents	(14,671)	1,292
Cash and cash equivalents at beginning of period	17,752	30,424
Cash and cash equivalents at end of period	$3,081	$31,716
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $18 and $840 capitalized interest	$6,911	$9,918
Cash paid for income taxes	$4,232	$650

Concho Resources Inc. Summary Production and Price Data Unaudited

The following table presents selected operating information of Concho Resources Inc. for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except price and daily volume data)	2009	2008	2009	2008

Net production volumes:
Oil (MBbl)	1,831	899	3,518	1,786
Natural gas (MMcf)	5,414	3,346	10,369	6,451
Total (MBoe)	2,733	1,457	5,246	2,861

Average daily production volumes:
Oil (Bbl)	20,121	9,879	19,436	9,813
Natural gas (Mcf)	59,495	36,769	57,287	35,445
Total (Boe)	30,037	16,007	28,984	15,721

Average prices:
Oil, without hedges (Bbl)	$55.44	$121.00	$47.32	$107.39
Oil, with hedges (Bbl) (a)	$67.36	$92.86	$63.36	$86.93
Natural gas, without hedges (Mcf)	$4.77	$12.52	$4.52	$11.33
Natural gas, with hedges (Mcf) (a)	$5.38	$12.40	$5.08	$11.23
Total, without hedges (Boe)	$46.59	$103.42	$40.67	$92.59
Total, with hedges (Boe) (a)	$55.78	$85.78	$52.53	$79.59

(a) Includes the effect of (i) commodity derivatives designated as hedges and reported in oil and natural gas sales and (ii) includes the cash payments/receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments/receipts from commodity derivatives not designated as hedges that were included in computing average prices with hedges and reconciles to the amount in loss on derivatives not designated as hedges as reported in the statement of operations:

Oil and natural gas sales:
Cash payments from oil derivatives	$-	$(13,367)	$-	$(20,573)
Dedesignated natural gas cash flow hedges reclassified from accumulated
other comprehensive income	-	74	-	(222)
Total effect on oil and natural gas sales	$-	$(13,293)	$-	$(20,795)

Loss on derivatives not designated as hedges:
Cash (payments) receipts from oil derivatives	$21,828	$(11,929)	$56,412	$(15,965)
Cash (payments) receipts from gas derivatives	3,292	(472)	5,832	(422)
Cash payments from interest rate derivatives	(779)	-	(779)	-
Unrealized mark-to-market loss on commodity and interest rate derivatives	(105,947)	(90,055)	(148,117)	(103,247)
Loss on derivatives not designated as hedges	$(81,606)	$(102,456)	$(86,652)	$(119,634)

The presentation of average prices with hedges is a non-GAAP measure as a result of including the cash payments/receipts from commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with hedges is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and gas prices with hedges in a manner consistent with the presentation generally used by the investment community.

Concho Resources, Inc. Supplemental Non-GAAP Financial Measures Unaudited

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

We define EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) to EBITDAX:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2009	2008	2009	2008

Net income (loss)	$(33,218)	$(14,420)	$(46,443)	$7,945
Exploration and abandonments	1,424	723	7,419	3,464
Depreciation, depletion and amortization	52,402	22,010	103,150	43,294
Accretion of discount on asset retirement obligations	301	148	579	301
Impairments of long-lived assets	4,499	53	8,555	69
Non-cash stock-based compensation	2,188	1,730	4,113	3,029
Bad debt expense	-	1,799	-	1,799
Ineffective portion of cash flow hedges	-	(356)	-	(920)
Unrealized loss on derivatives not designated as hedges	105,947	90,055	148,117	103,247
Interest expense	6,200	3,885	10,570	9,500
Other, net	(180)	(311)	148	(1,331)
Income tax expense (benefit)	(25,691)	(9,169)	(33,797)	5,199
EBITDAX	$113,872	$96,147	$202,411	$175,596

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flow from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP).

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2009	2008	2009	2008

Net income (loss) - as reported	$(33,218)	$(14,420)	$(46,443)	$7,945

Adjustments for certain non-cash items:
Unrealized mark-to-market loss on commodity and interest rate derivatives	105,947	90,055	148,117	103,247
Impairments of long-lived assets	4,499	53	8,555	69
Leasehold abandonments	531	318	4,428	1,148
Tax impact	(48,398)	(35,149)	(67,855)	(41,320)
Adjusted net income	$29,361	$40,857	$46,802	$71,089

Adjusted basic earnings per share:
Adjusted net income per share	$0.35	$0.54	$0.55	$0.94
Weighted average shares used in adjusted basic earnings per share	84,799	75,665	84,665	75,569

Adjusted diluted earnings per share:
Adjusted net income per share	$0.34	$0.53	$0.55	$0.92
Weighted average shares used in adjusted diluted earnings per share	85,963	77,182	85,812	77,034

The following table provides a reconciliation of cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received (paid) on derivatives not designated as hedges (non-GAAP).

	Six Months Ended June 30,
(in thousands)	2009	2008

Cash flows from operating activities	$118,232	$162,948
Settlements received (paid) on derivatives not designated as hedges[1]	61,465	(16,387)
Cash flows from operating activities adjusted for settlements received (paid) on derivatives not
designated as hedges	$179,697	$146,561

[1] Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc. Derivatives Information at August 3, 2009 Unaudited

The table below provides data associated with our oil, natural gas and interest rate derivatives at August 3, 2009. The counterparties in our derivative instruments are Bank of America, N.A., BNP Paribas, Calyon, Citibank, N.A., JPMorgan Chase Bank, N.A., KeyBank, and Wells Fargo Bank, N.A.

Derivatives - Open Contracts - At August 3, 2009

	2009
	Third Quarter	Fourth Quarter	Total	2010	2011	2012

Oil Swaps
Volume (Bbl)	1,115,473	1,028,473	2,143,946	3,948,744	3,158,744	504,000
NYMEX price (Bbl) (a)	$72.15	$72.31	$72.23	$68.29	$77.53	$127.80

Oil Collars
Volume (Bbl)	192,000	192,000	384,000	-	-	-
NYMEX price (Bbl) (a)
Ceiling	$134.60	$134.60	$134.60	-	-	-
Floor	$120.00	$120.00	$120.00	-	-	-

Natural Gas Swaps
Volume (MMBtu)	460,000	460,000	920,000	-	-	-
EPNG-PB price (MMBtu) (b)	$8.44	$8.44	$8.44	-	-	-

Natural Gas Swaps
Volume (MMBtu)	2,100,000	450,000	2,550,000	2,400,000	5,700,000	-
NYMEX price (MMBtu) (c)	$4.41	4.66	$4.45	6.31	6.98	-

Natural Gas Collars
Volume (MMBtu)	-	1,500,000	1,500,000	6,000,000	1,500,000	-
NYMEX price (MMBtu) (c)
Ceiling	-	$5.81	$5.81	$6.03	$6.80	-
Floor	-	$5.00	$5.00	$5.38	$6.00	-

Natural Gas Basis Swaps
Volume (MMBtu)	2,118,000	1,968,000	4,086,000	8,400,000	7,200,000	-
Price differential (MMBtu) (d)	$0.99	$1.03	$1.01	$0.85	$0.79	-

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000	-
Annual Rate (e)	1.90%	1.90%	1.90%	1.90%	1.90%	-

(a) The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b) The index price for the natural gas contract is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.
(c) The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(d) The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.
(e) The index rate is based on the one-month LIBOR.

CONTACT:
Concho Resources Inc.
Jack Harper, 432-683-7443
Vice President – Capital Markets and Business Development